Exhibit 99.1

          InterDigital Announces Second Quarter 2006 Financial Results

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 2, 2006--InterDigital Communications Corporation (Nasdaq:IDCC):

           Solid Recurring Royalties and Nokia Revenue Drive
                         Strong Profitability

                 Free Cash Flow Totals $209.9 million

          $150 Million Repurchased to Date Under $200 Million
                          Share Authorization

    InterDigital Communications Corporation (Nasdaq: IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced revenues of $296.6 million and net income of $170.4 million, or $2.98 per share (diluted), for its second quarter ended June 30, 2006. The company also ended the quarter with a cash and short-term investment position of $336.8 million, after using $100 million for the repurchase of 3.4 million shares of the company's stock during the quarter. To date in third quarter 2006, the company expended an additional $50 million for the repurchase of 1.8 million shares. Pursuant to the $200 million repurchase authorization announced in April 2006, the company has repurchased 5.2 million shares, at a total cost of $150 million as of August 1, 2006.
    William J. Merritt, President and Chief Executive Officer, stated, "The company posted a very impressive quarter. By resolving matters with Nokia Corporation (Nokia) and Panasonic Mobile Communications Co., LTD. (Panasonic), we delivered both substantial free cash flow(1) and strong profitability. Panasonic's addition to the recurring patent royalty stream helped grow that figure to nearly $55 million in second quarter 2006, a record level. Indeed, this key metric of our financial results grew 66% over second quarter 2005, with a significant amount of that increase coming from royalties on 3G terminal units. Furthermore, we enhanced the value of our stock to continuing shareholders through the repurchase program while, at the same time, retaining significant flexibility to invest in the business."

    Second Quarter Summary

    The company's net income increased to $170.4 million, or $2.98 (diluted), in second quarter 2006 from $4.0 million, or $0.07 per share (diluted), in second quarter 2005. Of the second quarter 2006 net income, approximately $154.1 million, or $2.69 per share (diluted) related to the resolution of patent licensing matters with Nokia and Panasonic.
    During second quarter 2006 the company generated $209.9 million of free cash flow due largely to the receipt of $240 million, net of source withholding tax, from Nokia, offset, in part, by estimated federal tax payments.
    Revenues in second quarter 2006 increased to $296.6 million from $38.6 million in second quarter 2005. Second quarter 2006 revenues included $56.6 million of recurring patent license royalties and technology solution sales, and, $228 million and $12 million, respectively, related to the Nokia and Panasonic matters. Recurring patent license royalties in second quarter 2006 increased 66% to $54.9 million from $33.1 million in second quarter 2005 due largely to new agreements signed subsequent to second quarter 2005 with LG Electronics Inc. (LG) and Kyocera Wireless Corporation (Kyocera) and new or higher contributions from other existing licensees, including Panasonic. Technology solution revenue decreased to $1.7 million in second quarter 2006 from $5.5 million in second quarter 2005 due to the completion in first quarter 2006 of deliverables under an agreement with General Dynamics supporting a program for the U.S. military. Licensees that accounted for 10% or more of the $56.6 million of recurring patent license royalties and technology solution sales were LG (25%), NEC Corporation of Japan (20%) and Sharp Corporation of Japan (15%).
    Second quarter 2006 operating expenses of $35.9 million increased 11% compared to second quarter 2005. The increase was primarily due to: higher commission expenses associated with elevated patent license royalty revenue; increased patent portfolio amortization, management and maintenance costs; slightly higher investments in product development initiatives; and, the effect of a reduction in long-term compensation accruals in second quarter 2005. These increases were offset, in part, by lower patent litigation and arbitration costs in second quarter 2006, which decreased to $3.8 million from $5.6 million in second quarter 2005, and the effect of executive severance costs recognized in second quarter 2005.
    Net interest and investment income of $3.9 million in second quarter 2006 increased $3.2 million or 478% over second quarter 2005 due to both higher investment balances and higher rates of return in second quarter 2006.
    The company's second quarter 2006 tax expense consisted of a 35% provision for federal income taxes plus $1.6 million related to the amortization of foreign deferred tax assets related to non-U.S. withholding taxes made in prior years. Second quarter 2005 tax expense of $2.8 million included non-cash charges for both federal income taxes and non-U.S. withholding taxes of $2.3 million and $0.5 million, respectively.

    Six Months Summary

    Net income for first half 2006 increased to $183.3 million, or $3.20 per share (diluted) from $3.1 million, or $0.05 per share (diluted) in first half 2005. Of the first half 2006 net income, approximately $154.1 million, or $2.69 per share (diluted) related to the resolution of patent licensing matters with Nokia and Panasonic.
    For first half 2006, revenues increased to $348.2 million from $74.1 million in first half 2005. This increase was driven by $228 million and $12 million related to the resolution of matters with Nokia and Panasonic, respectively, new agreements signed subsequent to first half 2005 with LG and Kyocera and higher contributions from other existing patent licensees.
    During first half 2006, the company generated $288.7 million of free cash flow. This free cash flow was driven, in large part, by patent license payments from Nokia and LG totaling $319.7 million, net of source withholding taxes, offset, in part, by estimated federal tax payments and investments in product and patent related initiatives.
    First half 2006 operating expenses of $68.8 million were comparable to first half 2005 operating expenses as increases in commissions and patent amortization expenses offset decreases in expenses related to patent litigation and arbitration and executive severance.
    Net interest and investment income of $5.4 million in first half 2006 increased $4.0 million or 270% over first half 2005 due to both higher investment balances and higher rates of return in second quarter 2006.
    The company's first half 2006 tax expense consisted of a 35% provision for federal income taxes plus $1.8 million of non-U.S. withholding taxes. First half 2005 tax expense of $3.7 million included non-cash charges for both federal income taxes and non-U.S. withholding taxes of $2.3 million and $1.4 million, respectively.

    Third Quarter 2006 Outlook

    Rich Fagan, Chief Financial Officer commented, "We're optimistic about our prospects in third quarter 2006. As is our practice, we will provide guidance on third quarter 2006 revenue shortly, after we receive and review the applicable royalty reports and update our forecasts on anticipated revenue from work associated with technology solution agreements. We anticipate that third quarter 2006 operating expenses, excluding patent arbitration or litigation costs, will grow by 2% to 4% over second quarter 2006, reflecting targeted investment in our dual mode terminal unit ASIC offering. We also currently expect that third quarter 2006 patent arbitration and litigation costs will be between $4 million and $6 million. Lastly, we expect that our book tax rate for third quarter 2006 will approximate 35% to 37%."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital.
    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to our operating expenses (excluding patent arbitration and litigation costs), patent arbitration and litigation costs, book tax rate and general prospects for third quarter 2006. Words such as "optimistic," "will," "expect," "anticipate" or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including those identified in this press release as well as the following: (i) changes in expenses related to our technology offerings; (ii) the resolution of current legal proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings; and (iii) changes in our expectations of the amount and composition of full-year taxable income, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

    (1)InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.

             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
           ------------------------------------------------
                    For the Periods Ended June 30
             (Dollars in thousands except per share data)
                             (unaudited)


                             For the Three Months For the Six Months
                                Ended June 30,       Ended June 30,
                             -------------------- --------------------
                                2006       2005      2006       2005
                             ----------- -------- ----------- --------
REVENUES                       $296,617  $38,601    $348,223  $74,098
                             ----------- -------- ----------- --------

OPERATING EXPENSES:
  Sales and marketing             1,561    1,537       3,385    3,817
  General and administrative      5,695    5,912      10,716   12,478
  Patents administration and
   licensing                     12,804   10,080      22,786   21,327
  Development                    15,887   14,921      31,897   31,094
                             ----------- -------- ----------- --------
                                 35,947   32,450      68,784   68,716
                             ----------- -------- ----------- --------

  Income from operations        260,670    6,151     279,439    5,382

NET INTEREST & OTHER
 INVESTMENT INCOME                3,914      677       5,422    1,467
                             ----------- -------- ----------- --------

  Income before income taxes    264,584    6,828     284,861    6,849

INCOME TAX PROVISION            (94,221)  (2,817)   (101,559)  (3,720)
                             ----------- -------- ----------- --------

NET INCOME APPLICABLE TO
 COMMON SHAREHOLDERS          $ 170,363  $ 4,011   $ 183,302  $ 3,129
                             =========== ======== =========== ========

NET INCOME PER COMMON SHARE -
 BASIC                            $3.13    $0.07       $3.36    $0.06
                             =========== ======== =========== ========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING
 - BASIC                         54,397   53,642      54,590   54,344
                             =========== ======== =========== ========

NET INCOME PER COMMON SHARE -
 DILUTED                          $2.98    $0.07       $3.20    $0.05
                             =========== ======== =========== ========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 DILUTED                         57,128   56,790      57,358   57,799
                             =========== ======== =========== ========





                          SUMMARY CASH FLOW
                    For the Periods Ended June 30
                        (Dollars in thousands)
                             (unaudited)
                  ---------------------------------

                         For the Three Months    For the Six Months
                             Ended June 30,         Ended June 30,
                         ---------------------- ----------------------
                             2006       2005        2006       2005
                         ----------- ---------- ----------- ----------

Net income before income
 taxes                     $264,584     $6,828    $284,861     $6,849
Taxes Paid                  (35,813)       (10)    (51,488)      (385)
Depreciation &
 amortization                 4,951      5,220       9,622     10,726
Increase in deferred
 revenue                     60,687      7,199     286,215     35,105
Deferred revenue
 recognized                 (71,028)   (12,888)   (100,936)   (28,795)
Increase in operating
 working capital,
 deferred charges and
 other                       (6,779)    (2,710)   (125,077)    (3,281)
Capital spending & patent
 additions                   (6,678)    (5,587)    (14,456)   (11,618)
                         ----------- ---------- ----------- ----------
   FREE CASH FLOW           209,924     (1,948)    288,741      8,601

Asset acquisition                 -          -           -     (8,050)
Tax benefit from stock
 options                     11,105          -      14,317          -
Debt decrease                   (88)       (81)       (172)      (161)
Repurchase of common
 stock                     (100,067)   (25,057)   (100,067)   (34,085)
Proceeds from exercise of
 stock options               18,930        623      28,316      1,910
                         ----------- ---------- ----------- ----------
   NET INCREASE
    (DECREASE) IN CASH
    AND SHORT-TERM
    INVESTMENTS           $ 139,804  $ (26,463)  $ 231,135  $ (31,785)
                         =========== ========== =========== ==========





                       CONDENSED BALANCE SHEET
                     ---------------------------
                        (Dollars in thousands)
                             (unaudited)

                                              June 30,    December 31,
                                                 2006         2005
                                             ------------ ------------
Assets
--------
Cash & short-term investments                   $336,843     $105,708
Accounts receivable                              115,084       19,534
Current deferred tax assets                       46,503       42,103
Other current assets                              14,248        8,370
Property & equipment  and Patents (net)           78,063       70,176
Long-term deferred tax assets and non-current
 assets                                           27,834       53,646
                                             ------------ ------------
TOTAL ASSETS                                    $618,575     $299,537
                                             ============ ============

Liabilities and Shareholders' Equity
--------------------------------------
Current portion of long-term debt                   $363         $350
Accounts payable & accrued liabilities            33,156       30,129
Current deferred revenue                         104,297       20,055
Long-term deferred revenue                       172,230       71,193
Long-term debt & long-term liabilities             4,975        3,496
                                             ------------ ------------
TOTAL LIABILITIES                                315,021      125,223

SHAREHOLDERS' EQUITY                             303,554      174,314
                                             ------------ ------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $618,575     $299,537
                                             ============ ============




The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

This release includes a summary cash flow statement that results in the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.



                             For the Three Months  For the Six Months
                                Ended June 30,        Ended June 30,
                             --------------------- -------------------
                                2006       2005      2006      2005
                             ----------- --------- --------- ---------

Net cash provided by
 operating activities          $216,674    $3,264  $303,220   $20,049
Purchases of property and
 equipment                       (1,235)   (1,234)   (4,484)   (3,011)
Patent additions                 (5,443)   (4,353)   (9,972)   (8,607)
Unrealized (loss) gain on
 short term investments             (72)      375       (23)      170
                             ----------- --------- --------- ---------
Free cash flow                 $209,924   $(1,948) $288,741    $8,601
                             =========== ========= ========= =========

    InterDigital is a registered trademark of InterDigital
Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             jack.indekeu@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com